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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or other Jurisdiction of Incorporation
GT Crystal Systems, LLC	Delaware
GT Equipment Holdings, Inc.	New Hampshire (inactive)
GT Solar China Co., Ltd.	People's Republic of China
GT Solar Hong Kong, Limited	Hong Kong
GT Solar Incorporated	Delaware
GT Solar Mauritius, Ltd.	Republic of Mauritius
GT Solar (Shanghai) Co., Ltd.	People's Republic of China
GT Solar Taiwan Co. LTD.	Republic of China

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT